SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   June 9, 2005

ELECTRONICS BOUTIQUE HOLDINGS CORP.

(Exact Name of registrant as specified in charter)

Delaware	000-24603	51-0379406
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

931 South Matlack Street, West Chester, PA		19382
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (610) 430-8100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement

On April 17, 2005, Electronics Boutique Holdings Corp. and GameStop Corp. entered into an agreement and plan of merger.  In connection with the execution of the merger agreement, Electronics Boutique created a bonus pool of up to $10 million to be paid to eligible participants who meet certain criteria for receiving an award from the bonus pool.

On June 9, 2005, the Compensation Committee of the Board of Directors of Electronics Boutique adopted and approved the Merger Bonus Plan which is attached hereto as Exhibit 10.1 and incorporated by reference.  In adopting the Merger Bonus Plan, the Compensation Committee set criteria for receipt of an award under the Merger Bonus Plan, which criteria include years of service to Electronics Boutique, job performance, long term contributions to Electronics Boutique and efforts involved in completing the transactions contemplated by the merger agreement with GameStop.  Following the adoption and approval of the Merger Bonus Plan, the Compensation Committee approved awards to 238 employees in the aggregate amount of $9.8 million.  Awards under the Merger Bonus Plan are payable only in the event that the transactions contemplated by the merger agreement are completed and the eligible participant under the Merger Bonus Plan remains employed with Electronics Boutique through the date of the closing of the merger.

Under the Merger Bonus Plan, the eight senior officers of Electronics Boutique are eligible to receive an aggregate of $4.1 million under the Merger Bonus Plan, with the five named executive officers (as defined in Item 402 of Regulation S-K) of Electronics Boutique being eligible to receive the following awards:

Name	Title	Award

Jeffrey W. Griffiths	President and Chief Executive Officer	$800,000

John R. Panichello	Executive Vice President and Chief Operating Officer	$800,000

James A. Smith	Senior Vice President and Chief Financial Officer	$600,000

Seth P. Levy	Senior Vice President Logistics and Chief Information Officer	$400,000

Steven R. Morgan	Senior Vice President, President of Stores – North America	$400,000

The awards that the named executive officers and other senior officers of Electronics Boutique are eligible to receive were determined by the Compensation Committee.  The Compensation Committee considered the following factors in making awards to these officers:

job performance, long term value to Electronics Boutique, years of service, replacement of equity compensation that such officers would have otherwise been entitled to and efforts by such officers in completing the merger with GameStop.  The Compensation Committee also made awards to employees of Electronics Boutique in the following positions:  Home Office Vice President/Divisional Vice President, Home Office Director, Zone Vice President, Regional Vice President/Director, Regional Manager and Home Office Managers and Others.  Such awards were primarily based on such employees’ years of service to Electronics Boutique.  The foregoing description of the Merger Bonus Plan included in this Item 1.01 to Form 8-K is qualified in its entirety by reference to the Merger Bonus Plan.

GSC Holdings Corp. has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration No. 333-125161) containing a preliminary joint proxy statement-prospectus regarding the proposed transaction involving GameStop and Electronics Boutique.  GameStop and Electronics Boutique will mail the definitive joint proxy statement-prospectus to their respective security holders.  Investors are urged to read the definitive joint proxy statement-prospectus regarding the proposed transaction when it becomes available, because it will contain important information.  Stockholders will be able to obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about GSC Holdings Corp., GameStop Corp. and Electronics Boutique Holdings Corp., without charge, at the SEC’s Internet site at http://www.sec.gov.  You may also obtain these documents from the respective websites of each of GameStop and Electronics Boutique at http://www.gamestop.com/investor-relations and http://www.ebholdings.com. Copies of the definitive joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Investor Relations, or to Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382, Attention: Investor Relations.  This filing shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

ITEM 9.01              Financial Statements and Exhibits.

c)                                      Exhibits

The following exhibit is filed in accordance with Item 601 of Regulation S-K:

10.1                           Electronics Boutique Holdings Corp. Merger Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electronics Boutique Holdings Corp.

By:	/s/ James A. Smith
	Name:	James A. Smith
	Title:	Senior Vice President
and Chief Financial Officer

Date  June 14, 2005

EXHIBIT INDEX

10.1                           Electronics Boutique Holdings Corp. Merger Bonus Plan